UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HEARTLAND EXPRESS, INC.
(Name of Registrant as Specified in its Charter)

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HEARTLAND EXPRESS, INC.
901 North Kansas Avenue
North Liberty, Iowa 52317

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2018

Dear Fellow Stockholders:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Heartland Express, Inc., a Nevada corporation ("Heartland Express," the "Company," "we," "us" or "our"), will be held at Hills Bank and Trust Company, 590 West Forevergreen Road (at the intersection of Forevergreen Road and Highway 965), North Liberty, Iowa, 52317, at 8:00 a.m. Central Daylight Time, on Thursday, May 10, 2018, for the following purposes:

1.	To consider and act upon a proposal to elect seven (7) directors of the Company.
2.	Ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.
3.	To conduct an advisory, non-binding vote on the Company's executive compensation.
4.	To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 12, 2018, as the record date for the determination of stockholders entitled to receive notice of, to attend, and to vote at the Annual Meeting or any adjournment thereof. Shares of common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation.

To obtain directions to the Annual Meeting, please call Christopher A. Strain at (319) 626-3600.

By Order of the Board of Directors,
/s/ Michael J. Gerdin
Michael J. Gerdin
Chairman of the Board
North Liberty, Iowa 52317
March 30, 2018

PROXY STATEMENT

HEARTLAND EXPRESS, INC.
901 North Kansas Avenue
North Liberty, Iowa 52317

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2018

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the stockholders of Heartland Express to be voted at the Annual Meeting, which will be held at Hills Bank and Trust Company, 590 West Forevergreen (at the intersection of Forevergreen Road and Highway 965), North Liberty, Iowa 52317, on Thursday, May 10, 2018, at 8:00 a.m. Central Daylight Time, and any adjournment thereof. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. All costs of the solicitation will be borne by the Company. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is March 30, 2018.
We are using the U.S. Securities and Exchange Commission’s ("SEC") Notice and Access model ("Notice and Access") that allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. A Notice of Availability of Proxy Materials (the "Notice") was first mailed on or about March 30, 2018, to stockholders of record at the close of business on March 12, 2018 (the "Record Date"). The Internet Notice will instruct you as to how you may access and review the proxy materials. The Proxy Statement, the proxy card, and our Annual Report for the year ended December 31, 2017 ("Annual Report") are first being made available to stockholders on or about March 30, 2018.
How to Read this Proxy Statement
This Proxy Statement contains the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things: our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of management and other large stockholders; the services provided to us by and fees of our independent registered public accounting firm; and instructions for stockholders who want to make proposals at the 2019 Annual Meeting. Each stockholder should read this information before completing and returning the enclosed proxy card.

PROXY STATEMENT
Why am I receiving this proxy statement?
Our Board of Directors (the "Board") has made available to you the Notice of Annual Meeting, this Proxy Statement, our Annual Report, proxy card, and voter instruction card (collectively, "Proxy Solicitation Materials") either on the Internet or by mail in connection with the Annual Meeting. The Company will bear all costs associated with this proxy solicitation. You are receiving this Proxy Statement because you owned shares of Heartland Express common stock at the close of business on the Record Date, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
What is Notice and Access and why did Heartland Express elect to use it?
We make the Proxy Solicitation Materials available to stockholders electronically via the Internet under the Notice and Access regulations of the SEC.
Most of our stockholders have received the Notice in lieu of receiving a full set of Proxy Solicitation Materials in the mail. The Notice includes information on how to access and review the Proxy Solicitation Materials, and how to vote, via the Internet. We believe this method of delivery will decrease costs, expedite distribution of Proxy Solicitation Materials to you, and reduce our environmental impact.
Stockholders who received the Notice but would like to receive a printed copy of the Proxy Solicitation Materials in the mail should follow the instructions in the Notice for requesting such materials.

What will I be voting on?

•	Election of directors

•	Ratification of the independent registered public accounting firm for 2018

•	An advisory, non binding vote, on executive compensation

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your prior proxy will not be counted.
To vote your shares, follow the instructions in the Notice, voting instruction form, or the enclosed proxy card. Telephone and Internet voting is available to all registered and most beneficial holders.
Stockholders voting by proxy may use one of the following three options:

•	fill out the enclosed voter instruction form or proxy card, sign it, and mail it in the enclosed postage-paid envelope;

•	vote by Internet (if available, instructions are on the voter instruction form, proxy card, or Notice); or

•	vote by telephone (if available, instructions are on the voter instruction form, proxy card, or Notice).
If you hold your shares in "street name," please refer to the information forwarded by your bank, broker, or other holder of record to see the options available to you.
The telephone and Internet voting facilities for stockholders will close at 11:59 p.m. Eastern Daylight Time on May 9, 2018. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded.
Can I change my proxy vote?
Yes. At any time before your shares are voted by proxy, you may change your vote by:

•	revoking it by written notice to Chris Strain, our Secretary, at the address on the cover of this Proxy Statement;

•	delivering a later-dated proxy (including a telephone or Internet vote); or

•	voting in person at the meeting.
If you hold your shares in "street name," please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.
How many votes do I have?
You will have one vote for each share of Heartland Express common stock that you owned at the close of business on March 12, 2018.
How many shares are entitled to vote?
There were 83,312,159 shares of Heartland Express common stock outstanding and 40,250 shares granted, not vested, under the Heartland Express, Inc. 2011 Restricted Stock Award Plan as of the Record Date that are entitled to vote at the meeting. Each share is entitled to one vote. We have no other class of stock outstanding. There is no cumulative voting.
How many votes must be present to hold the meeting?
In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if forty percent (40%) of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.
How many votes are needed for the proposals to pass and how are votes tabulated?
The election of directors (Proposal 1) requires an affirmative vote of a plurality of the votes cast, which means that with respect to Proposal 1, the seven director nominees receiving the highest number of votes for their election will be elected. The ratification of our independent registered public accounting firm for 2018 (Proposal 2), and the vote on executive compensation (Proposal 3), will require the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. If no direction is specified by the stockholder, the proxy will be voted "For" Proposals 1, 2, and 3, and at the discretion of the proxy holders, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. With respect to the votes on executive compensation (Proposal 3), this vote is non-binding on the Board. Although non-binding, the Board will review and consider the voting results when evaluating our executive compensation program.
A vote to "abstain" on the election of directors will have no effect on the outcome. A vote to "abstain" on the other proposals will also have no effect on the outcome.
If you vote "abstain," your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.
Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the Annual Meeting.
What if I don't return my proxy card and don't attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.
If you hold your shares in "street name," and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm. However, your record holder cannot vote your shares without your specific instructions on the election of directors, and the advisory approval of executive compensation.
For the proposals on which a broker cannot vote without your instruction, if you do not provide voting instructions to your broker, the votes will be considered "broker non-votes" and will not be counted in determining the outcome of the vote. "Broker non-votes" will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.
What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

ANNUAL REPORT
Will I receive a copy of the Heartland Express Annual Report?
The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2017 Annual Report to Stockholders that was made available on or about March 30, 2018, together with the Notice, to all stockholders of record as of the Record Date. A copy of our 2017 Annual Report is available free of charge on the "Investors" section of our corporate website at www.heartlandexpress.com. The information on our corporate website is not, and shall not be deemed to be, a part of this Proxy Statement nor, by reference or otherwise, incorporated into any other filings we make with the SEC. Except to the extent it is incorporated by specific reference, our 2017 Annual Report is not incorporated into this Proxy Statement and is not considered to be part of the Proxy Solicitation Materials.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect seven (7) directors to serve on the Board until the 2019 Annual Meeting or until their successors are duly elected and qualified. Upon the recommendation of the Nominating Committee of the Board, our Board has nominated for election as directors the following seven individuals, each of whom is presently serving as a director, except for Michael J. Sullivan: Michael J. Gerdin, Dr. Benjamin J. Allen, James G. Pratt, Dr. Tahira K. Hira, Larry J. Gordon, Brenda S. Neville, and Michael J. Sullivan. In the absence of contrary instructions, each proxy will be voted for the election of each of the below listed directors.

Information Concerning Directors

Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of the nominees for directors is set forth below.

NAME	AGE	POSITION	DIRECTOR SINCE
Michael J. Gerdin	48	Chairman of the Board, Chief Executive Officer, President and Director	1996
Dr. Benjamin J. Allen	71	Director	1995
James G. Pratt	69	Director	2006
Dr. Tahira K. Hira	74	Director	2011
Larry J. Gordon	74	Director	2013
Brenda S. Neville	55	Director	2017
Michael J. Sullivan	65	Nominee for Director	-

Michael J. Gerdin has served as Chief Executive Officer and Chairman of the Board since September 2011. He was appointed President in 2006. Mr. Gerdin served as the Company's Vice President of Regional Operations from 2001 until 2006. From 1998 to 2001, he was President of A & M Express, Inc., a wholly-owned subsidiary of the Company. From 1983 until 1998, Mr. Gerdin held a variety of positions within the Company, including positions in the operations, sales, safety, maintenance and driver recruiting departments. In addition, Mr. Gerdin also serves on the Board of Directors and the Executive Steering Committee of the Iowa Motor Truck Association, an educational and advocacy group for the trucking industry. Mr. Gerdin has served as a director of West Bancorporation and West Bank, a wholly owned subsidiary of West Bancorporation, Inc., since April 2013. Mr. Gerdin also serves on the Iowa State University College of Business Dean's Advisory Council. The selection of Mr. Gerdin was based upon, among other things, his 34 years of industry experience and expertise, in addition to his exemplary leadership in all roles in which he has served as an employee and director of the Company.

Dr. Benjamin J. Allen has served as a director since 1995 and is Chairman of the Compensation Committee and a member of the Audit and Nominating and Governance Committees. Dr. Allen served as interim president of Iowa State University from May 2017 to November 2017. Dr. Allen served as the President of the University of Northern Iowa (a public university) from 2006 to June 2013. Dr. Allen was the Vice President for Academic Affairs and Provost at Iowa State University from 2002 through 2006. He also served as a Distinguished Professor in Business at Iowa State University, a position to which he was originally appointed in 1988. In addition, Dr. Allen served as Dean of the College of Business at Iowa State University from 1994 to 2001 and as the Interim Vice President for External Affairs of Iowa State University in 2001 and 2002. He earned his B.S. degree in business economics at Indiana University and his Ph.D. degree in economics at the University of Illinois. He taught and conducted research in the area of transportation economics and management for more than 25 years. He has gained a thorough understanding of the Company and the industry in his role as a director for the past 23 years. His experiences in leadership positions at two of Iowa's major universities are highly valuable in the performance of his duties on board committees.

James G. Pratt has served as a director since 2006 and is Chairman of the Audit Committee and is a member of the Compensation and Nominating and Governance Committees.  Mr. Pratt retired in 2012 after 30 years of employment with Hills Bank and Trust Company, a bank providing consumer and commercial services, with several branches in Iowa, and Hills Bancorporation, the holding company for Hills Bank and Trust Company. Prior to his retirement, Mr. Pratt served as the Senior Vice President and Chief Financial Officer of Hills Bank and Trust Company in Hills, Iowa, positions he held since 1986.  In addition, he served as the Treasurer of Hills Bancorporation, an SEC reporting one-bank holding company with over $2 billion in assets, since 1983, and Secretary of Hills Bancorporation since 2004.  Mr. Pratt is an inactive holder of the certified public accountant certification.  Before joining Hills Bank and Trust Company in 1982 he was employed by Ernst & Ernst, now Ernst & Young (a professional services company), and McGladrey & Pullen, now RSM (an accounting and consulting firm).  Mr. Pratt brings to our Board extensive knowledge of finance, as well as significant experience in the oversight of the operations of a successful and disciplined banking enterprise.  He makes a highly valuable contribution to the oversight of risk management and financial matters. Mr. Pratt has made significant contributions to the Audit Committee in his leadership role as its Chair.

Dr. Tahira K. Hira has served as a director since 2011 and is Chairperson of the Nominating and Governance Committee and is a member of the Audit and Compensation Committees. Dr. Hira is currently serving Iowa State University as Professor Emerita, providing consulting in the areas of financial education and research. Dr. Hira retired as Senior Policy Advisor to the President of Iowa State University in 2014. Dr. Hira was the Executive Assistant to the President of Iowa State University from 2000 through 2011. Dr. Hira is internationally known as a leader in the field of Personal Finance and Consumer Economics. Dr. Hira served as the Associate Vice Provost for the Iowa State University Extension and Outreach program, and has taught and conducted research in family financial management, investing, consumer credit, gambling and consumer bankruptcy in the United States and abroad. Dr. Hira received B.A. and M.A. degrees in Economics from Punjab University, Pakistan, and a M.S. in Agricultural Economics in 1973, and a Ph.D. in 1976 in Family and Consumer Economics from the University of Missouri-Columbia. Dr. Hira was employed by Iowa State University from 1980 until her retirement in 2014. Dr. Hira's qualifications to serve on our Board include her extensive professional experience in the fields of financial literacy, consumer bankruptcy, investment behavior, financial planning, and economics. In addition, Dr. Hira has served on numerous national committees and boards in her field of personal finance and consumer economics including membership to President George W. Bush's Advisory Council on Financial Literacy, and chair of NYSE's Advisory Committee on Financial Literacy.

Larry J. Gordon has served as a director since November 2013. Mr. Gordon is the owner and Chief Executive Officer of Gordon Truck Centers, Inc. (formerly known as Valley Freightliner, Inc.), a commercial tractor dealership ("Gordon Truck Centers"). In addition, Mr. Gordon was an owner and Chief Executive Officer of Gordon Trucking, Inc. ("GTI"), a truckload carrier headquartered near Seattle, Washington, from 1980 through November 11, 2013, upon the acquisition of all of the outstanding stock of GTI by the Company. The selection of Mr. Gordon to serve as a director was based upon, among other things, his many years of industry experience and expertise, in addition to his displayed exemplary leadership in all roles in which he has served as an employee and director of GTI.

Brenda S. Neville has served as a director since January 2017 and is a member of the Compensation and Nominating and Governance Committees. Ms. Neville is the President and Chief Executive Officer of the Iowa Motor Truck Association (IMTA). Prior to being named President of IMTA in 2008, Ms. Neville was named Vice President and retained the position for 12 years. In the 31 years that Ms. Neville has been with IMTA she has been a strong advocate for Iowa's trucking industry both on the state and national level, as well as providing assistance and expertise in public policy development and trucking industry specific research. IMTA is a statewide trade association that is headquartered in Des Moines, Iowa and represents approximately 700 member companies, as well as a number of different divisions that are affiliated with the trucking, towing and transportation industry. Ms. Neville is a current board member of Trucking Association Executive Council (TAEC)/Federation of the American Trucking Associations (ATA), advisory member for Iowa Freight Management Council and a committee member on the ATA Technology & Engineering Policy, ATA Automated Trucking Policy, and ATA Image & Communications. Ms. Neville is a 1985 graduate of University of Northern Iowa with a B.S. in Business/Marketing. Ms. Neville also holds a Certification in Institutes of Organizational Management (IOM) from University of Oklahoma/US Chamber of Commerce and a Certification in Association Management (CAE) both of which she obtained in 1993. Ms. Neville's qualifications to serve on our Board include her extensive background as an advocate for the trucking industry both at a state and national level, as well as her experience in the oversight of the operations of a non profit trade association promoting the success of the trucking industry.

Michael J. Sullivan is presented as a nominee to serve as a director. Mr. Sullivan retired in 2015 following more than twenty years as General Manager of Kenworth Mid-Iowa (a Kenworth Truck dealer) and currently practices as a CPA providing general accounting services to his clients. Prior to his role at Kenworth Mid-Iowa, Mr. Sullivan held roles as Regional VP of Interstate Detroit Diesel, Inc. (a Detroit Diesel Allison Distributor), operated a self-employed CPA practice, was CFO/Treasurer/Controller at Hicklin GM Power Company (a Detroit Diesel Allison Distributor), and was employed by Ernst & Whinney, now Ernst & Young (a professional services company). Mr. Sullivan also served the Iowa Motor Truck Association as Treasurer of the IMTA Allied Division for over twenty years and was actively involved with the IMTA and its legislative activities in Iowa and in Washington, D.C. Mr. Sullivan graduated from Iowa State University in 1974 with a B.S. in Accounting and received the CPA designation in 1976. Mr. Sullivan is also affiliated with the Iowa Society of CPAs and American Institute of Certified Public Accountants professional organizations. Mr. Sullivan's qualifications to serve on our Board include a strong financial background with specific experience and expertise in the trucking industry through a variety of leadership and financial roles and as an advocate for the trucking industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Meetings and Director Compensation

The Board's meetings are regularly scheduled. The Board held a total of four regularly scheduled meetings and three special sessions during the last fiscal year. Each of the directors attended 100% of the regular meetings of the Board and the meetings held by all of the committees of the Board of which each such director is a member. We have no formal policy regarding attendance by its directors at annual meetings of stockholders. All six of our then-current directors were present at the 2017 Annual Meeting.

Independent Directors

Of the six members currently serving on the Board, the Board has determined that Dr. Benjamin J. Allen, James G. Pratt, Dr. Tahira K. Hira, and Brenda S. Neville are "independent directors" as defined in the applicable NASDAQ Stock Market ("NASDAQ") listing standards and also meet the additional independence standards and other requirements for audit committee membership set forth by NASDAQ and SEC rules. If elected to the Board, nominee Michael J. Sullivan would also be an “independent director” as defined in the applicable NASDAQ listing standards and would meet the additional independence standards and other requirements for audit committee membership set forth by NASDAQ and SEC rules.

The Board uses the independence standards set forth in the NASDAQ rule 5605(a)(2) and Rule 10A-3(b)(1) under the Exchange Act for determining whether a director is independent.

Board Leadership Structure

Mr. Michael J. Gerdin serves as our Chief Executive Officer and Chairman of the Board. Mr. Gerdin is the direct link between senior management and the Board and provides critical insight and perception to the Board, as well as feedback to senior management, based on his substantial experience in the industry. Mr. Gerdin is involved in the day-to-day operations and has provided consistent leadership of key strategic objectives in his past and current positions. Historically, the Board has believed that given the size of the Company, the combination of the Chief Executive Officer and Chairman of the Board positions was the most appropriate and suitable structure for proper and efficient Board functioning and communication. Given Mr. Gerdin's history with the Company, involvement with the Board, industry knowledge, and involvement with the day-to-day operations, the Board continues to believe the current combination of roles described above continues to be the most suitable and most efficient structure.

The Board has not formally appointed a lead independent director to preside over meetings of the Board. As the independent directors meet, a director is appointed to preside over those meetings at the time of the respective meeting.

Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s independent registered public accounting firm. The Board is focused on the Company's corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. All of the members of the Board's Audit, Compensation, and Nominating and Governance Committees are independent directors. We will continue to re-examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

As required by SEC rules, we have assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on the Company.

Committees of the Board and Other Corporate Governance Matters

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. All three committees are composed entirely of independent directors.

Audit Committee. The Audit Committee presently consists of James G. Pratt (Chairman), Dr. Benjamin J. Allen, and Dr. Tahira K. Hira, all of whom satisfy the independence and audit committee membership criteria of NASDAQ. If elected, it is anticipated that Michael J. Sullivan would become a member of the Audit Committee. The Board has determined that James G. Pratt qualifies as an "audit committee financial expert," as defined by the SEC and NASDAQ rules. The Audit Committee's primary duties include maintaining communication between the Board, our independent registered public accounting firm and our executive officers and accounting personnel with respect to financial affairs in general, including financial statements and audits, the adequacy and effectiveness of the internal accounting controls and systems and the retention and termination of the independent registered public accounting firm. The Audit Committee also reviews quarterly financial and operating results of the Company, through meetings and conference calls, with management, our independent registered public accounting firm, and, when appropriate, our securities counsel. The Board has adopted a charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail. A copy of the charter is available on the "Investors" section of our website at www.heartlandexpress.com. The Audit Committee met seven times during fiscal year 2017. The Audit Committee or Audit Committee Chairman also met with representatives of the independent registered public accounting firm without management or other persons present once during 2017.

Compensation Committee. The Compensation Committee presently consists of Dr. Benjamin J. Allen (Chairman), James G. Pratt, Dr. Tahira K. Hira, and Brenda S. Neville, all of whom satisfy the independence criteria of NASDAQ. Ms. Brenda S. Neville joined the Compensation Committee as an independent director in January 2017. In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations. Specifically, each member of the Executive Compensation Committee (i) is independent under NASDAQ Rule 5605(a)(2), (ii) meets the criteria set forth in Rule 10C-1(b)(1) under the Exchange Act, (iii) did not directly or indirectly accept any consulting, advisory, or other compensatory fee from the Company, and (iv) as determined by our Board, is not affiliated with the Company, any Company subsidiary or any affiliate of a Company subsidiary, and does not have any other relationship which would impair each respective member's judgment as a member of the Compensation Committee. In 2017, none of our Compensation Committee members had any business or personal relationship with any compensation consultant, legal consultant, or other advisor that was selected by or provided advice to the Compensation Committee.

The primary responsibilities of the Compensation Committee are to review the compensation policies of the Company and to periodically make salary recommendations to the Board for all elected named executive officers. The Board has adopted a charter for the Compensation Committee, which sets forth the purpose and responsibilities of the Compensation Committee in greater detail. The Compensation Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the charter is available on the "Investors" section of our website at www.heartlandexpress.com. The Compensation Committee met three times during fiscal year 2017. A description of the functions of the Compensation Committee is included in "Compensation Discussion and Analysis - Overview."

Nominating and Governance Committee. The Nominating and Governance Committee presently consists of Dr. Tahira K. Hira (Chairperson), James G. Pratt, Dr. Benjamin J. Allen, and Brenda S. Neville, all of whom satisfy the independence criteria of NASDAQ. Ms. Brenda S. Neville joined the Nominating and Governance Committee as an independent director in January 2017. The primary responsibilities of the Nominating and Governance Committee are to identify and recommend to the Board for nomination individuals qualified to serve as directors. The Nominating and Governance Committee will consider recommendations from many sources, including stockholders, regarding possible director candidates. Guidelines regarding the qualifications of candidates for directors, including stockholder proposed candidates, insofar as they apply to non-employees, generally favor individuals who have managed relatively large, complex business, educational, or other organizations or who, in a professional or business capacity, are accustomed to dealing with complex business or financial problems. In addition to these guidelines, the Committee will also evaluate whether the candidate's skills are complementary to the existing Board members' skills, and the Board's needs for operational, management, financial, and other expertise. With regard to specific qualities and skills, the Nominating and Governance Committee believes it is necessary that: (i) at least a majority of the members of the Board of Directors qualify as independent under NASDAQ rules; (ii) at least three members of the Board of Directors satisfy the additional independence and other requirements for audit committee membership; and (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an “audit committee financial expert” within the meaning of applicable SEC and NASDAQ rules. The Nominating and Governance Committee met five times during fiscal year 2017. The Nominating Committee used the foregoing process and the requirements of its charter, SEC regulations, and NASDAQ listing standards to recommend the nomination of Mr. Sullivan to the Board.

The Board has adopted a charter for the Nominating and Governance Committee, which sets forth the purpose and responsibilities of the Nominating and Governance Committee in greater detail. A copy of the charter is available on the "Investors" section of our website at www.heartlandexpress.com.

The Nominating and Governance Committee recommends that the Board nominate the seven directors named in this Proxy Statement for election at the Annual Meeting.

It is generally the policy of the Nominating and Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are consistent with the guidelines discussed above and timely received. Such recommendations must be received by the Secretary of the Company at 901 North Kansas Avenue, North Liberty, Iowa 52317, for consideration by the Nominating and Governance Committee at least 120 days prior to the first anniversary of the mailing date of the proxy statement for the prior year's Annual Meeting, November 30, 2018, for director candidates to be considered for nomination for election at the 2019 Annual Meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee's name, qualifications, and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of our common stock that are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company including any of our subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information with detail equivalent to that required of all other director candidates.

Board Diversity. We do not have a formal policy regarding diversity in identifying nominees for directorship. We consider the Board to be diverse in terms of business experience, knowledge, and abilities.

Stockholder Communications. Stockholders may send communications to any director in writing by sending them to the director in care of the Secretary of Heartland Express at 901 North Kansas Avenue, North Liberty, Iowa 52317. The Secretary will forward all such written communications to the director to whom it is addressed.

Code of Ethics. The Board has adopted a code of ethics known as the "Code of Business Conduct and Ethics" that applies to our employees including the principal executive officer, principal financial officer, controller, and persons performing similar functions. In addition, we have adopted a code of ethics known as "Code of Ethics for Senior Financial Officers" that applies to our senior financial officers, including our chief executive officer, chief financial officer and treasurer, controller, and other senior financial officers performing similar functions who have been identified by the chief executive officer. Such code constitutes a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. We make these codes available on our website at www.heartlandexpress.com (and in print to any shareholder who requests them).

Compensation Committee Interlocks and Insider Participation

In 2017, our Compensation Committee was comprised of Dr. Benjamin J. Allen (Chairman), James G. Pratt, Dr. Tahira K. Hira, and Brenda S. Neville. No member of the Compensation Committee is or has been an officer or employee of the Company, or has or had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. During 2017, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board. See "Certain Relationships and Related Transactions" for a description of certain transactions between us and our directors and executive officers, or their affiliates, and "Compensation Discussion and Analysis - Director Compensation Table" and "Compensation Discussion and Analysis - Narrative to Director Compensation Table".

All compensation decisions affecting our executive officers are made by the Compensation Committee of the Board. The Committee deliberates and votes upon the compensation to be paid to each of the current named executive officers. The Committee receives recommendations from the Chief Executive Officer regarding the compensation of executive officers (other than the Chief Executive Officer).

Compensation Committee Report

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This report of the Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Heartland Express, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and that the information contained in this report be incorporated by reference into the Heartland Express, Inc. Annual Report on Form 10-K for the year ended December 31, 2017.

By the Members of the Compensation Committee:
Dr. Benjamin J. Allen (Chairman)
James G. Pratt
Dr. Tahira K. Hira
Brenda S. Neville

Executive Officers and Other Significant Employees

The following table sets forth summary information about the current executive officers and other significant employees of the Company, except for information regarding Michael J. Gerdin, whose biography is set forth in "Proposal 1 - Election of Directors." The executive officers are elected on an annual basis by the Board. Our Chief Executive Officer, our former Chief Financial Officer, our current Chief Financial Officer, and our three other most highly compensated executive officers serving at December 31, 2017, are collectively our "Named Executive Officers." Each of our Named Executive Officers for the year ended December 31, 2017, is identifiable in the table below.

NAME	AGE	POSITION
Michael J. Gerdin	48	Chairman of the Board, Chief Executive Officer, President and Director
John P. Cosaert	70	Executive Vice President of Finance, Treasurer and Chief Financial Officer (retired from officer positions on November 1, 2017)
Kent D. Rigdon	54	Vice President of Sales
Christopher A. Strain	43	Vice President of Finance, Treasurer, Chief Financial Officer, and Secretary (November 1, 2017 - present)
Todd A. Trimble	47	Vice President of Midwestern Operations
K. Eric Eickman	46	Vice President of Information Technology

John P. Cosaert has served as our Executive Vice President of Finance, Treasurer, and Chief Financial Officer since 1996 and retired from this position in November 2017. From 1986 to 1996 he served as Vice President of Finance and Treasurer.

Kent D. Rigdon has served as our Vice President of Sales since May 2014. Mr. Rigdon has served in the Sales department since 2002. Including experience with another company, Mr. Rigdon has 29 years of experience in the transportation industry.

Christopher A. Strain has served as our Vice President of Finance, Treasurer , Chief Financial Officer, and Secretary since November 2017. From May 2015 to October 2017 he served as Vice President, Controller, and Secretary. Mr. Strain has served in our accounting and finance department since 2007. Prior to joining the Company, Mr. Strain was employed by Deloitte & Touche, LLP, from 1997 to 2007 as a certified public accountant. Mr. Strain is currently an inactive holder of the certified public accountant certification.

Todd A. Trimble has served as our Vice President of Midwestern Operations since November 2016. From October 2015 to October 2016 he served as Vice President of Operations. From 2006 to September 2015 he served as Vice President of Regional Operations. Mr. Trimble has served in our Operations department since 1993.

K. Eric Eickman has served as our Vice President of Information Technology since November 2016.  Mr. Eickman has served in various departments in the Company since 1995.  Mr. Eickman is currently an inactive holder of the certified public accountant certification.

COMPENSATION DISCUSSION AND ANALYSIS

Key Features of Executive Compensation Program
We adhere to the following practices and policies with respect to our executive compensation programs:

•	conservative pay policy with total Named Executive Officer and director compensation positioned below the industry;

•	annual say-on-pay votes;

•	a low Chief Executive Officer Pay Ratio

•	compensation designed to discourage short-term risk taking at the expense of long-term results;

•	conservative use of equity grants, with no increases in number of shares authorized for grant under our equity incentive plan since inception of the plan in 2011;

•	no employment contracts with executives;

•	no severance obligations to Named Executive Officers;

•	no tax gross-ups;

•	no excessive perquisites for executives; and

•	no re-pricing or back-dating of stock options or similar awards.

Overview

The Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the general executive compensation policies, including making recommendations to the Board regarding salary, bonus, and incentive compensation. The Compensation Committee currently consists of four directors, all of whom are independent under applicable NASDAQ and SEC rules. During 2017, the Compensation Committee consisted of four directors, all of whom were independent under applicable NASDAQ and SEC rules. The Compensation Committee may designate one or more of its members to perform certain of its duties on its behalf, subject to reporting or ratification by the Compensation Committee as it shall direct. The Compensation Committee receives recommendations from our Chief Executive Officer regarding the compensation of executive officers (other than the Chief Executive Officer).

Compensation Philosophy and Objectives

Our executive compensation policies are designed to achieve five primary objectives:

•	attract and retain well-qualified executives who will lead us and inspire superior performance;

•	provide incentives for achievement of consolidated goals and individual performance;

•	provide incentives for achievement of long-term stockholder return;

•	align the interests of management with those of the stockholders to encourage continuing increases in stockholder value; and

•	reward executive officers for creation of stockholder value, contributions to the consolidated financial performance, individual performance, and years of experience.

Elements of Compensation

The components of compensation are intended to accomplish one or more of the compensation objectives discussed above. We have traditionally relied on base salaries as the primary source of compensation because it provides our executive officers with stability, allowing them to focus on business objectives and creating stockholder value. Salaries and wages paid are competitive in comparison to industry standards and the local business environment. Bonus incentives and equity–based incentives have been utilized periodically and are discretionary. The payment of such elements is based upon the economic environment and the consolidated operating results. We do not implement compensation elements for executive officers and all other employees that would create incentives to take undue risks. We have traditionally hired self-motivated employees who are driven by the successes and achievements of the organization.

Base Salary and Benefits. Pursuant to the objectives of attracting and retaining officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation and reward executive officers for the Company's consolidated performance. The Compensation Committee considers each officer's performance, current compensation, and responsibilities in setting each officer's base salary. The Compensation Committee does not formally benchmark salary or total executive compensation against the executive compensation of any other company or group of companies. From time to time, the Compensation Committee has considered the form and level of compensation disclosed by other publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization in general. However, the Compensation Committee does not use a peer group for compensation purposes. The Compensation Committee also considers past individual performance and achievements when establishing base salaries.

Annual Cash Bonus Incentives. Annual cash bonus incentives are periodically used to provide our employees incentives to achieve consolidated goals and to reward our employees for exceptional consolidated performance. Past bonus plans have been based on the percentage increase in growth of our fleet and revenue miles, and maintaining a certain level of customer service. There were no cash bonuses paid during 2017 to the Named Executive Officers.

Long-Term Equity-Based Incentives. A portion of potential compensation is also linked to consolidated performance through equity-based compensation awards, historically in the form of restricted stock awards. Participants in the equity plans have historically included the executive officers and other key personnel. In July, 2011, the stockholders approved the Heartland Express, Inc. 2011 Restricted Stock Award Plan (the "2011 Stock Plan"). The 2011 Stock Plan is administered by the Compensation Committee. In accordance with and subject to the provisions of the 2011 Stock Plan, the Compensation Committee has the authority to determine all provisions of awards of restricted stock, including, without limitation, the employees who will receive awards, the number of shares awarded to individual employees, the time or times when awards will be granted, restrictions and other conditions (including, for example, the lapse of time) to which the vesting of awards may be subject, other terms and conditions, and the form of agreement to be entered into by the Company and employees subject to awards of restricted stock. The Compensation Committee may allocate all or any portion of its responsibilities and powers under the 2011 Stock Plan, with respect to compensation of participants other than the Named Executive Officers, to any one or more of its members, the Chief Executive Officer, or other senior members of management as the Compensation Committee deems appropriate. Per the terms of the awards, employees receiving awards will have all of the rights of a stockholder with respect to the unvested restricted shares including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote such shares at any meeting of stockholders. All of the executive officers with the exception of Mr. Gerdin, our current Chief Executive Officer, were eligible for awards under the 2011 Stock Plan during 2017.

Stock awards under the equity-based compensation plan are designed to:

•	more closely align executive officer and stockholder interests;

•	reward key employees for building stockholder value; and

•	encourage long-term investment in the Company.

Through the 2011 Stock Plan we seek to provide executive officers and other key employees with incentive to maximize long-term stockholder value. For purposes of making awards to Named Executive Officers the Compensation Committee does not set objective performance-based targets. Rather, the Compensation Committee makes discretionary awards based upon consideration of the following factors individually or collectively: (1) the consolidated operating performance, (2) the executive officer's team-building skills, (3) the executive officer's individual performance, (4) the executive officer's past performance and contributions towards our goals and objectives, and (5) the executive officer's potential with the Company.

Although we do not have specific stock ownership guidelines, the Compensation Committee believes that stock ownership by management is beneficial to stockholders.

Tuition Plan. We maintain a tuition award program for the children of our full-time office and shop employees, including executive officers. Contributions to the program are based upon our performance. During 2017, we contributed $554,000 to the program, based upon our 2016 performance. Other than payments to Mr. Rigdon and Mr. Trimble, which payments are included in the All

Other Compensation column of the Summary Compensation Table, there were no tuition payments to our named executive officers in 2017.

Retirement Plans. We had two qualified 401(k) savings plans during 2017, that together cover all of our employees, including highly compensated employees on a limited basis. However, highly compensated employees are not eligible to receive any employer profit sharing or matching contributions. Highly compensated employees are defined by the Internal Revenue Code of 1986, as amended (the "Code"). Our Named Executive Officers were eligible to participate in the forgoing plans but were not eligible to receive, and did not receive, any employer profit sharing or matching contributions during 2017.
Deferred Compensation Plan. We have a non-qualified deferred compensation plan ("DC Plan") for employees of Heartland Express, Inc., primarily for those with limited participation in our qualified retirement plan due to being highly compensated employees as determined by Code limitations. We offer this plan to allow employees to set aside a portion of their income for retirement on a pre-tax basis. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The Named Executive Officers are eligible to participate in the DC Plan. We also have the ability to make contributions to the DC Plan, which are discretionary. Discretionary contributions made for Named Executive Officers are subject to the approval of the Compensation Committee. Employees are fully vested in amounts they contribute to the plan but discretionary contributions are unvested and are subject to forfeiture until the employee reaches the age of fifty-five, at which time these contributions vest over the next ten years. Contributions under the DC Plan are intended to attract and retain qualified executives and to reward our executives for contributions to consolidated performance.

Participants may elect to defer up to 100% of their salary, and any cash bonus, if applicable, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are made into a trust account for the purpose of administering and providing for payment of the deferred compensation under this plan. The investment of contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. Investment in Heartland Express, Inc. stock is prohibited under the DC Plan. We do not pay interest or other earnings on the invested contributions. Earnings are generated by the investments selected by the participants. Therefore earnings on the respective accounts are not deemed to be above-market value. The aggregate earnings on these investments, by each Named Executive Officer who is a participant in the DC Plan, are included in the Nonqualified Deferred Compensation table set forth herein and are attributable to the specific investments selected by each participant. Participants may change the designation of their salary deferral percentage at such times as mutually agreed by the parties but the change is only effective at the beginning of each plan year. Participants can change their investment designation on a daily basis. Participants elect in advance of the deferral of their compensation when the funds will be distributable. The aggregate vested balances of the participants are distributable, when any of the following occur, based on the participants' individual election: six months following the participant's termination of employment; a change in control (as discussed below in "Compensation Discussion and Analysis - Potential Payments upon Change in Control"); the participant's death or disability; or obtaining retirement age. The DC Plan provides for distributions to be made in either a lump sum amount or installments at the election of the participant.

Compensation Paid to Our Named Executive Officers During 2017

A summary of the Compensation Committee's considerations for setting the compensation for 2017 earned by or paid to those persons who were at any time during 2017 our Named Executive Officers are set forth below. The Compensation Committee evaluates and sets the compensation of the Chief Executive Officer differently than it does the other executive officers.

Compensation of the Chief Executive Officer. Mr. Michael J. Gerdin serves as the Chief Executive Officer. The Compensation Committee recognized Mr. Gerdin's substantial responsibility and contribution to our operating performance, operating margin, revenue and net income growth rates, and attainment of our goals. The Compensation Committee believed that Mr. Gerdin's salary was reasonable compared to similarly situated executives, and that as a direct and indirect holder of a significant amount of our common stock, Mr. Gerdin receives an incentive through exposure to the market value of our common stock and the receipt of any cash dividends payable in respect of the Company's common stock. Thus, our performance directly affected Mr. Gerdin, but not in the form of salary or bonuses. The Compensation Committee approved a $50,000 annual salary increase for Mr. Gerdin in May 2017, in connection with his leadership as Chief Executive Officer and Chairman of the Company. After this increase, Mr. Gerdin's new annual salary became $680,000, which remained his salary through the end of 2017. Mr. Gerdin received no additional equity or non-equity compensation.

Compensation of The Other Named Executive Officers. The other Named Executive Officers are compensated through salary and periodically through incentive compensation and equity grants. The Compensation Committee relies on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at publicly traded companies to determine the compensation levels for Named Executive Officers. The Chief Executive Officer recommends to the Compensation Committee the compensation levels and forms for the other Named Executive Officers.

The form of compensation for 2017 was consistent with past years, with compensation consisting primarily of base salary.  We pay base salaries that we believe are competitive in comparison to industry standards and the local business environment. In addition, we rely on conservative operating principles and generally do not implement compensation elements for executive officers or other employees that would create incentives to take undue risks. For each of the Named Executive Officers, the Compensation Committee considered, among other things, the financial and operating results during 2016, the duties and responsibilities of each executive, restricted stock awards granted since the adoption of the 2011 Stock Plan, as further detailed below, and the length of time each executive has been with the Company, as further described in Named Executive Officer's biography found in "Corporate Governance and the Board of Directors - Named Executive Officers."

Based on the foregoing, and given each Named Executive Officer's individual performance, tenure, and contribution to our operating performance and goals, the Compensation Committee approved salary increases to five Named Executive Officers as detailed in the table below. Mr. Strain's increase also reflects his promotion to Chief Financial Officer in 2017. Mr. Eickman became a named executive officer in 2018.

Name and Principal Position	Previous Annualized Salary ($)	New Annualized Salary ($)	Increase ($)
Michael J. Gerdin, Chief Executive Officer, Chairman, President, and Director (1)	630,000	680,000	50,000
Kent D. Rigdon, Vice President of Sales (2)	221,000	234,000	13,000
Christopher A. Strain, Vice President of Finance, Treasurer, Chief Financial Officer, and Secretary (2) (effective November 1, 2017)	180,180	235,000	54,820
Todd A. Trimble, Vice President of Operations (2)	151,580	160,004	8,424
K. Eric Eickman, Vice President of Information Technology (2)	140,400	147,420	7,020

(1)	Increase effective in May 2017.
(2)	Increases effective in November 2017.

All full-time, non-driver personnel, including our Named Executive Officers (other than our Chief Executive Officer), are eligible for annual cash bonus incentives that we use periodically to reward employees. Past bonus plans have been based on the percentage increase in growth of our fleet and revenue miles, and maintaining a certain level of customer service. There were no cash bonuses paid during 2017 to our Named Executive Officers. We did not make any contributions under the DC Plan to our Named Executive Officers in 2017.

Except as provided by the terms of the DC Plan and award notices under the 2011 Stock Plan, whereupon employer contributions to the DC Plan and unvested stock under the 2011 Stock Plan immediately become fully vested in the event of a change of control of our Company, there are generally no employment contracts, termination of employment agreements, change in control agreements, or other arrangements with our executive officers, including our Named Executive Officers, that provide for payment or benefits to any executive officer at, following, or in connection with a change in control of the Company, a change in an executive officer's responsibilities, or an executive officer's termination of employment, including resignation, severance, retirement, or constructive termination. See "Compensation Discussion and Analysis - Potential Payments upon Change in Control" for additional details.

In December 2017, upon the recommendation of our Chief Executive Officer, the Compensation Committee made a grant of 5,000 shares of restricted stock to Mr. Chris Strain in recognition of his appointment as Chief Financial Officer of the Company. One quarter of the shares underlying this grant, or 1,250 shares, vested on January 1, 2018 upon Mr. Strain’s continued employment through that date. Subject to the terms and conditions of the award notice, the remainder of the shares underlying this grant will vest in three equal installments on January 1, 2019, January 1, 2020, and January 1, 2021.

The Role of Stockholder Say-on-Pay Vote. At our 2017 Annual Meeting, the stockholders had the opportunity to cast an advisory vote on the compensation of the executive officers (a "say-on-pay" proposal) as disclosed in our proxy statement for that meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of 99.9% of the votes cast on that proposal. The Compensation Committee believes this affirms stockholders' support of our approach to executive compensation, and did not change its approach to executive compensation following this advisory stockholder vote. A say-on-pay advisory vote has been included as Proposal 3 for the Company's 2018 Annual Meeting. Accordingly, the Compensation Committee will continue to consider the outcome of the say-on-pay proposals when making future compensation decisions for the Named Executive Officers.
During the 2017 Annual Meeting, our stockholders also had the opportunity to cast an advisory vote (a "say-on-frequency" proposal) on how often we should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The Board recommended holding a say-on-pay vote every year. The frequency receiving the highest number of votes was every year and therefore, the say-on-pay vote will take place each year until the next vote on say-on-frequency which will take place at our 2023 Annual Meeting.
Compensation Decisions with Respect to 2018. The Compensation Committee annually reviews and considers increases in the base salaries of the Named Executive Officers, as well as the possibility of granting restricted stock awards, based on performance, current compensation, and responsibilities, as described above. As of March 31, 2018, the Compensation Committee had not considered any changes to the salaries of or equity grants to the Named Executive Officers for 2018. Nevertheless, the Compensation Committee may consider such changes or grants in the future.
Potential Payments upon Change in Control. As noted above, we generally do not have any employment contracts, termination of employment agreements, change in control agreements, or other arrangements with any of the Named Executive Officers. However, as discussed above, under certain circumstances in which there is a change in control of the Company, unvested stock under the 2011 Stock Plan and employer contributions to the DC Plan immediately become fully vested, notwithstanding that such shares or contributions may not have otherwise been fully vested. In addition, under the DC Plan upon a change in control, employees can change elections on the timing of distributions, which could result in immediate payment of all contributions.

Generally speaking, and qualified by the terms of the 2011 Stock Plan award notices, a "change in control" under the 2011 Stock Plan occurs if: (i) any person acquires 50% or more of the combined voting power of the Company’s stock, unless after the transaction more than 75% of the acquirer is owned by the Company, one of its subsidiaries, an employee benefit plan sponsored by the Company or one of its subsidiaries, or Ann S. Gerdin or certain of her relatives and affiliates (a "Permitted Holder"), (ii) the incumbent directors (including certain new directors approved by at least 75% of the existing directors) cease to constitute a majority of the Board, (iii) we consummate a reorganization, merger, or consolidation, other than one with respect to which a Permitted Holder or group of Permitted Holders owns, after such transaction, more than 75% of the resulting corporation, (iv) the Company sells or liquidates all or substantially all of the assets, other than to a subsidiary, or (v) a going private transaction is consummated, after which greater than 50% of the resulting corporation is owned by Ann S. Gerdin or certain of her relatives and affiliates. Generally speaking, and qualified by the terms of the DC Plan, a "change in control" under the DC Plan occurs if: (i) there is a change in ownership of the Employer, as defined in the DC Plan, (ii) there is an effective change in control of the Employer, or (iii) there is a change in the ownership of a substantial portion of the assets of the Company.

The estimated value of restricted stock granted under the 2011 Stock Plan and contributions under the DC Plan that would have vested for the Named Executive Officers as of December 31, 2017, under the respective acceleration scenarios described above is set forth in the table below. The value for the accelerated restricted stock was calculated by multiplying the closing market price of the stock on December 29, 2017 ($23.34) by the number of shares of accelerated restricted stock. Payments upon a change in control under the DC Plan may be made in installments or a lump sum at the election of the participant.

Name	Value of Accelerated Restricted Stock ($)	Value of Accelerated Contributions to Non-Qualified Deferred Compensation Plan ($) (1)
Michael J. Gerdin	—	124,800
John P. Cosaert	—	1,827,947
Kent D. Rigdon	29,175	262,240
Christopher A. Strain	116,700	218,462
Todd A. Trimble	—	191,889
K. Eric Eickman	—	16,874

(1)	This column represents the aggregate vested and unvested deferred compensation account balance at December 31, 2017.

Chief Executive Officer Pay Ratio. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the total annual compensation of the Chief Executive Officer ("CEO").

The CEO to median employee pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2017 total annual compensation for all individuals, except the CEO, who were employed by us and our consolidated subsidiaries as of December 31, 2017, the last day of our fiscal year. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, except to annualize the compensation for full-time and part-time employees that were not employed by us for all of 2017.

Mr. Gerdin, the CEO, had 2017 annual total compensation of $662,071 as reflected in the Summary Compensation Table included in this proxy statement. The median employee's annual total compensation for 2017 was $50,717. As a result, we estimate that Mr. Gerdin's 2017 annual total compensation was approximately 13 times that of our median employee.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
PAID TO THE NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the total compensation for the fiscal year 2017 awarded to, earned by, or paid to those persons who were our Named Executive Officers. There was no other compensation paid to our Named Executive Officers other than as detailed below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Michael J. Gerdin, Chief Executive Officer, Chairman, President and Director	2017	662,071	—	—	662,071
	2016	610,234	—	—	610,234
	2015	557,212	—	—	557,212
John P. Cosaert, Executive Vice President of Finance, Treasurer and Chief Financial Officer *	2017	295,990	—	—	295,990
	2016	301,620	—	—	301,620
	2015	294,470	—	—	294,470
Kent D. Rigdon, Vice President of Sales	2017	222,750	—	9,699 (2)	232,499
	2016	211,940	—	8,094 (2)	220,034
	2015	206,250	—	—	206,250
Christopher A. Strain, Vice President of Finance, Treasurer, Chief Financial Officer, and Secretary **	2017	187,560	114,900	—	302,460
	2016	168,080	—	—	168,080
	2015	161,200	—	—	161,200
Todd A. Trimble, Vice President of Midwestern Operations	2017	152,594	—	5,319 (2)	157,913
	2016	146,520	—	21,674 (2)	168,194
K. Eric Eickman, Vice President of Information Technology	2017	141,565	—	—	141,565

(1)
This column represents the aggregate grant date fair value of restricted stock grants computed in accordance with the Financial Accounting Standards Board authoritative guidance on stock-based compensation, FASB ASC Topic 718. The amount reflects the accounting expense to be recognized over the vesting period of the restricted stock award, and does not necessarily correspond to the actual value that will be recognized by the Named Executive Officer.

(2)	Amounts reflect payments made under our tuition award program as discussed in the Compensation Discussion and Analysis.
*	Retired as Executive Vice President of Finance, Treasurer and Chief Financial Officer on November 1, 2017.
**	Effective November 1, 2017 became Vice President of Finance, Treasurer, Chief Financial Officer, and Secretary. Mr. Strain was previously Vice President, Controller and Secretary.

Narrative to Summary Compensation Table

See "Compensation Discussion and Analysis" for a complete description of the compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to the Named Executive Officers during the fiscal year ended December 31, 2017. The awards detailed in the table below were discretionary and were not related to any performance based criteria that would change the amount of the award.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#) (1)	Grant Date Fair Value of Stock & Option Awards ($) (2)

Michael J. Gerdin	—	—	—
John P. Cosaert	—	—	—
Kent D. Rigdon	—	—	—
Christopher A. Strain	December 20, 2017	5,000	114,900
Todd A. Trimble	—	—	—
K. Eric Eickman	—	—	—

(1)
Represents the number of shares under new awards granted during 2017. One quarter of the shares underlying this grant, or 1,250 shares, vested on January 1, 2018 upon Mr. Strain’s continued employment through that date. Subject to the terms and conditions of the award notice, the remainder of the shares underlying this grant will vest in three equal installments on January 1, 2019, January 1, 2020, and January 1, 2021.

(2)
This column represents the aggregate grant date fair value of restricted stock grants computed in accordance with the Financial Accounting Standards Board authoritative guidance on stock-based compensation, FASB ASC Topic 718. The amount reflects the accounting expense to be recognized over the vesting period of the restricted stock award, and does not necessarily correspond to the actual value that will be recognized by the Named Executive Officer. The amount was determined based on the market closing price of the stock on the December 20, 2017 grant date, which was $22.98 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all outstanding equity grants held as of December 31, 2017 by the Named Executive Officers. All outstanding equity awards are restricted shares of the Company's Common Stock. There were no shares forfeited by Named Executive Officers during 2017. Unvested stock under the 2011 Stock Plan immediately becomes fully vested in the event of a change of control of the Company, as described in "Compensation Discussion and Analysis - Potential Payments upon Change in Control."

Stock Awards
Name	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($) (3)
Michael J. Gerdin	—	—	—
John P. Cosaert	—	—	—
Kent D. Rigdon	December 15, 2014	1,250(1)	29,175
Christopher A. Strain	December 20, 2017	5,000(2)	116,700
Todd A. Trimble	—	—	—
K. Eric Eickman	—	—	—

(1)	Remaining stock award granted in 2014 will vest on June 1, 2018.
(2)	Stock award granted in 2017 which vests in four equal installments on January 1, 2018, January 1, 2019, January 1, 2020, and January 1, 2021, respectively
(3)	Market value of unvested stock awards was based on the market closing price of our stock on December 29, 2017, the last trading day of 2017, which was $23.34 per share.

Stock Vested

The following table sets forth information concerning the values realized upon vesting of restricted stock for the fiscal year ended December 31, 2017. The stock awards were contingent upon the recipient’s continued employment through each vesting date.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Gerdin	—	—
John P. Cosaert	—	—
Kent D. Rigdon (1)	1,250	24,438
Christopher A. Strain	—	—
Todd A. Trimble	—	—
K. Eric Eickman	—	—

(1)	Represents restricted stock award vested on June 1, 2017, upon achieving service requirements. The value realized on vesting was based on the closing price of $19.55 on the June 1, 2017 vesting date.

Nonqualified Deferred Compensation

The following table provides information with respect to the DC Plan as discussed in "Compensation Discussion and Analysis - Elements of Compensation - Deferred Compensation Plan." The amounts shown include compensation earned and deferred in current and prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in 2017 ($) (1)	Aggregate Earnings in 2017 ($) (1)	Aggregate Balance at December 31, 2017 ($) (2)
Michael J. Gerdin	—	11,366	124,800
John P. Cosaert	147,000	166,817	1,827,947
Kent D. Rigdon	15,600	42,685	262,240
Christopher A. Strain	20,516	37,804	218,462
Todd A. Trimble	11,440	29,360	191,889
K. Eric Eickman	—	2,661	16,874

(1)	Amounts reported in this column are not reported as compensation for 2017 in the Summary Compensation Table.
(2)
Amounts reported in this column were not reported as compensation in the Summary Compensation Table for previous years, except for amounts attributable to employer discretionary contributions. No such contributions were made in 2017.

Narrative to Nonqualified Deferred Compensation

A complete description of the DC Plan is included in "Compensation Discussion and Analysis - Elements of Compensation - Deferred Compensation Plan." Under the terms of the DC Plan, in the event of a change of control of the Company, the employer contributions to this plan immediately become fully vested as described in "Compensation Discussion and Analysis - Potential Payments upon Change in Control."

Director Compensation

The following table provides information concerning the compensation of all directors for the fiscal year ended December 31, 2017. Mr. Gerdin does not receive compensation as a director that is separate from his pay as a Named Executive Officer.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Dr. Benjamin J. Allen	55,500	55,500
James G. Pratt	60,500	60,500
Dr. Tahira K. Hira	55,971	55,971
Larry J. Gordon	45,738	45,738
Brenda S. Neville (joined in January 2017)	44,611	44,611
Lawrence D. Crouse (resigned in February 2017)	5,222	5,222

Narrative to Director Compensation Table

All directors are paid an annual cash retainer of $40,000, paid in quarterly installments of $10,000, and are paid additional compensation of $1,000 and $500 based on attendance at each regular board and committee meetings, respectively. Mr. Pratt is the Audit Committee chairperson and earned an additional $10,000 in 2017, for his service in this position. Dr. Hira, the Nominating and Governance Committee chairperson and Dr. Allen, the Compensation Committee chairperson, each earned an additional $5,000 in 2017, for their service in their respective chair positions. Ms. Neville's and Mr. Crouse's annual cash retainers were prorated to reflect the period of time they served on the Board during 2017. All directors are also reimbursed for expenses incurred related to travel associated with board meetings.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND OTHERS

The following table sets forth, as of March 12, 2018, the number and percentage of outstanding shares of common stock beneficially owned by each person known to beneficially own more than 5% of such stock, by each director and Named Executive Officers, and by all directors and executive officers as a group. The percent of ownership is based on 83,352,409 diluted shares of common stock outstanding as of March 12, 2018.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

	Michael J. Gerdin, Chief Executive Officer, Chairman, President and Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	34,633,136 (1)	41.6%
	Dr. Benjamin J. Allen, Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	1,595	*
	Brenda S. Neville, Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	—	—
	James G. Pratt, Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	3,000	*
	Dr. Tahira K. Hira, Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	—	—
	Larry J. Gordon, Director
Common Stock	277 Stewart Road SW, Pacific, Washington 98047	381,547	*
	Michael J. Sullivan, Nominated Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	5,602 (2)	*
	John P. Cosaert, Executive Vice President of Finance, Treasurer, and Chief Financial Officer (retired as of November 1, 2017)
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	57,668	*
	Kent D. Rigdon, Vice President of Sales
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	3,145	*
	Christopher A. Strain, Vice President of Finance, Treasurer, Chief Financial Officer, and Secretary
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	14,175	*
	Todd A. Trimble, Vice President of Midwestern Operations
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	12,100	*
	K. Eric Eickman, Vice President of Information Technology
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	4,192	*
	Angela K. Janssen
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	25,057,139 (3)	30.1%
	Julie J. Durr
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	25,049,326 (4)	30.1%
	American Century Investment Management, Inc.
Common Stock	4500 Main Street, 9th Floor, Kansas City, Missouri 64111	8,857,635 (5)	10.6%
	Ann S. Gerdin
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	11,831,856 (6)	14.2%
	Ann S. Gerdin Revocable Trust
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	11,831,856 (7)	14.2%
	2009 Gerdin Heartland Trust, UTA July 15, 2009

Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	7,494,117	9.0%
	ArrowMark Colorado Holdings LLC
Common Stock	100 Fillmore Street, Suite 325, Denver, Colorado 80206	7,016,174 (8)	8.4%
	BlackRock, Inc.
Common Stock	55 East 52nd Street, New York, New York 10055	6,278,539 (9)	7.5%
	2007 Gerdin Heartland Trust
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	5,003,805	6.0%
	The Vanguard Group, Inc.
Common Stock	100 Vanguard Blvd., Malvern, Pennsylvania 19355	4,349,773 (10)	5.2%

All directors, nominated director, and executive officers as a group
Common Stock	(12 individuals)	35,116,160	42.1%

*	Less than one percent (1%)
(1)
Includes (i) 9,583,810 shares of common stock owned by grantor retained annuity trusts established by Ann S. Gerdin, the mother of Mr. Michael Gerdin (the "GRATS"), of which Mr. Michael Gerdin is trustee, (ii) 38,424 shares owned by four trusts established for the benefit of Mr. Michael Gerdin's children, of which Mr. Michael Gerdin is trustee (the "Michael Gerdin Children’s Trusts"), (iii) 1,936,276 shares of common stock owned by Gerdin Family Investments, LP ("GFI"), of which Mr. Michael Gerdin is a co-general partner, (iv) 681,124 shares of common stock owned directly by Mr. Michael Gerdin, (v) 5,003,805 shares of common stock owned by the 2007 Gerdin Heartland Trust (the "2007 Trust"), of which Mr. Michael Gerdin is a co-trustee, (vi) 7,494,117 shares of common stock owned by the 2009 Gerdin Heartland Trust, UTA July 15, 2009 (the "2009 Trust"), of which Mr. Michael Gerdin is a co-trustee, and (vii) 9,895,580 shares of common stock owned by the Ann S. Gerdin Revocable Trust (the "Ann Gerdin Trust," and with the 2007 Trust and the 2009 Trust collectively, the "Heartland Trusts"), of which Mr. Michael Gerdin is a co-trustee. As the trustee of the GRATS and the Michael Gerdin Children’s Trusts, Mr. Michael Gerdin has sole voting and dispositive power of all shares owned by the GRATS and the Michael Gerdin Children’s Trusts. Mr. Michael Gerdin has no pecuniary interest in any of the shares owned by the GRATS or the Michael Gerdin Children’s Trusts, other than an indirect remainder interest in the GRATS, if any, and disclaims beneficial ownership over such shares. Mr. Michael Gerdin disclaims beneficial ownership of the shares owned by the Heartland Trusts, because as one of three co-trustees of the 2007 Trust and the 2009 Trust, and one of four co-trustees of the Ann Gerdin Trust, he does not have the power to vote or dispose of those shares without the consent of the other co-trustees. Mr. Michael Gerdin disclaims beneficial ownership of the shares owned by GFI, because as one of the co-general partners, he does not have the power to vote or dispose of those shares without the consent of the majority of the other co-general partners.

(2)	All shares of common stock are owned jointly by Mr. Sullivan and his wife, except for 2,200 shares that are held in a Trust which Mr. Sullivan's wife is trustee.
(3)
Includes (i) 38,424 shares owned by four trusts established for the benefit of Ms. Janssen's children, of which Ms. Janssen is trustee (the "Janssen Children’s Trusts"), (ii) 1,936,276 shares of common stock owned by GFI, of which Ms. Janssen is a co-general partner, (iii) 681,124 shares of common stock owned directly by Ms. Janssen, (iv) 5,003,805 shares of common stock owned by the 2007 Trust, of which Ms. Janssen is a co-trustee, (v) 7,494,117 shares of common stock owned by the 2009 Trust, of which Ms. Janssen is a co-trustee, (vi) 9,895,580 shares of common stock owned by the Ann Gerdin Trust, of which Ms. Janssen is a co-trustee, and (vii) 7,813 shares owned by Ms. Janssen's husband. Ms. Janssen has sole voting power and dispositive power over shares owned by the Janssen Children’s Trusts, but has no pecuniary interest in such shares and disclaims beneficial ownership. Ms. Janssen disclaims beneficial ownership of the shares owned by the Heartland Trusts, because as one of three co-trustees of the 2007 Trust and the 2009 Trust, and one of four co-trustees of the Ann Gerdin Trust, she does not have the power to vote or dispose of those shares without the consent of the other co-trustees. Ms. Janssen disclaims beneficial ownership of the shares owned by GFI, because as one of the co-general partners, she does not have the power to vote or dispose of those shares without the consent of the majority of the other co-general partners.

(4)
Includes (i) 38,424 shares owned by four trusts established for the benefit of Ms. Durr's children, of which Ms. Durr is trustee (the "Durr Children’s Trusts"), (ii) 1,936,276 shares of common stock owned by GFI, of which Ms. Durr is a co-general partner, (iii) 681,124 shares of common stock owned directly by Ms. Durr, (iv) 5,003,805 shares of common stock owned by the 2007 Trust, of which Ms. Durr is a co-trustee, (v) 7,494,117 shares of common stock owned by the 2009 Trust, of which Ms. Durr is a co-trustee, and (vi) 9,895,580 shares of common stock owned by the Ann Gerdin Trust, of which Ms. Durr is a co-trustee. Ms. Durr has sole voting power and dispositive power over shares owned by the Durr Children’s Trusts, but has no pecuniary interest in such shares and disclaims beneficial ownership. Ms. Durr disclaims beneficial ownership of the shares owned by the Heartland Trusts, because as one of three co-trustees of the 2007 Trust and the 2009 Trust, and one of four co-trustees of the Ann Gerdin Trust, she does not have the power to vote or dispose of those shares without the consent of the other co-trustees. Ms. Durr disclaims beneficial ownership of the shares owned by GFI, because as one of the co-general partners, she does not have the power to vote or dispose of those shares without the consent of the majority of the other co-general partners.

(5)
American Century Investment Management, Inc. has sole voting power over 8,743,547 shares and sole dispositive power over 8,857,635 shares; American Century Companies, Inc. has sole voting power over 8,743,547 shares and sole dispositive power over 8,857,635 shares; American Century Capitol Portfolios, Inc. has sole voting power over 6,088,822 shares and sole dispositive power over 6,088,822 shares; and Stowers Institute for Medical Research has sole voting power over 8,743,547 shares and sole dispositive power over 8,857,635 shares. Information for the foregoing beneficial owners is based solely upon the Schedule 13G filed with the SEC on March 2, 2018 jointly by American Century Companies, Inc., American Century Capitol Portfolios, Inc., American Century Investment Management, Inc., and Stowers Institute for Medical Research.

(6)
Includes (i) 9,895,580 shares of common stock owned by the Ann Gerdin Trust and (ii) 1,936,276 shares of common stock owned by GFI, of which the Ann Gerdin Trust is a co-general partner. Beneficial ownership is disclaimed except to the extent of the beneficial owner’s pecuniary interest. As co-general partner of GFI, the Ann Gerdin Trust has shared voting and dispositive power over the shares owned by GFI. Beneficial ownership is disclaimed, because as one of the co-general partners, the Ann Gerdin Trust does not have the power to vote or dispose of those shares without the consent of one other co-general partner.

(7)
Includes (i) 9,895,580 shares of common stock owned by the Ann Gerdin Trust and (ii) 1,936,276 shares of common stock owned by GFI, of which the Ann Gerdin Trust is a co-general partner. Beneficial ownership is disclaimed except to the extent of the beneficial owner’s pecuniary interest. As co-general partner of GFI, the Ann Gerdin Trust has shared voting and dispositive power over the shares owned by GFI. Beneficial ownership is disclaimed, because as one of the co-general partners, the Ann Gerdin Trust does not have the power to vote or dispose of those shares without the consent of one other co-general partner.

(8)
ArrowMark Colorado Holdings LLC has sole voting power over 7,016,174 shares and sole dispositive power over 7,016,174 shares. Information for the foregoing beneficial owners is based solely upon the Schedule 13G filed with the SEC on February 9, 2018.

(9)
BlackRock, Inc. has sole voting power over 6,172,613 shares and sole dispositive power over 6,278,539 shares. Information for BlackRock, Inc. is based solely upon the Schedule 13G filed with the SEC on January 25, 2018.

(10)
The Vanguard Group, Inc. has sole voting power over 90,064 shares, shared voting power over 5,700 shares, sole dispositive power over 4,256,609 shares and shared dispositive power over 93,164 shares. Information for The Vanguard Group, Inc. is based solely upon the Schedule 13G filed with the SEC on February 8, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all reports that they file under Section 16(a). Based solely upon a review of the copies of such forms furnished to the Company, we believe that our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the preceding fiscal year except that Brenda S. Neville filed a late Form 3 in connection with her appointment as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Audit Committee Charter, our Audit Committee has established procedures relating to the review, approval, or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest ("Interested Transactions"). Upon review of the material facts of all Interested Transactions, the Audit Committee will either approve or disapprove the Interested Transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are fair and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an Interested Transaction for which he or she is a related party. If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. The following Interested Transactions were submitted to the Audit Committee for approval or ratification during 2017.

On November 11, 2013, Heartland Express, Inc. of Iowa (the "Buyer"), our wholly owned subsidiary, entered into a Stock Purchase Agreement, dated November 11, 2013 (the "Stock Purchase Agreement"), with GTI, the stockholders of GTI (the "Sellers"), and Mr. Larry Gordon, in his capacity as Sellers' Representative. GTI was a truckload carrier headquartered near Seattle, Washington, offering primarily asset-based transportation services in the dry van truckload market.

As part of the Stock Purchase Agreement, up to an additional $20.0 million was payable in an earn-out for performance through 2017 with certain maximum amounts payable each year. There was no contingent consideration paid in 2017 related to the 2016 earn-out requirements. At December 31, 2017, we determined there was no earn-out liability payable under the terms of the Agreement.

We lease terminal facilities for operations under operating leases from certain limited liability companies owned by Larry J. Gordon and related family members and from Gordon Truck Centers, a commercial tractor dealership owned by the aforementioned parties. The various leases expire in 2018 and contain options to renew and options to purchase with the exception of the Pacific, Washington location property.

We purchased parts and services from Gordon Truck Centers during 2017.

The related party payments (receipts) with the above related parties for the year ended December 31, 2017 were as follows:

Description	Amount paid (received) (in millions)
Payments for tractor purchases	$—
Receipts for tractor sales	—
Receipts for trailer sales	—
Revenue equipment lease payments	—
Payments for parts and services	0.7
Terminal lease payments	1.6
Terminal lease purchase option payment
Total	$2.3

Michael J. Gerdin has served on the Board of Directors of West Bancorporation and West Bank, a wholly owned subsidiary of West Bancorporation, Inc., the financial institution that holds a portion of our deposits, since 2013. We have had a banking relationship with West Bank since 2003. At December 31, 2017, we had approximately $23.3 million on deposit with West Bank including dedicated cash balances of $0.4 million which are included in non-current assets per our December 31, 2017 consolidated balance sheet.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2018. The Audit Committee has also pre-approved the engagement of Grant Thornton LLP to provide federal tax return preparation, advisory and related services to the Company during 2018 and to audit our 401(k) benefit plan. Although ratification by the stockholders of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by law or by the Bylaws of the Company, (the "Bylaws"), the Audit Committee believes it is appropriate to seek stockholders' ratification of this appointment in light of the critical role played by the independent registered public accounting firm in auditing our consolidated financial statements and the effectiveness of internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of an independent registered public accounting firm for the fiscal year ending December 31, 2018. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Other Fees

The following table shows the fees for professional services provided by KPMG LLP, our independent registered public accounting firm, for the audit of our annual financial statements for each of the fiscal years ended December 31, 2017 and 2016, and the review of financial statements included in our quarterly reports on Form 10-Q during those periods, as well as fees billed by KPMG LLP for other services rendered during those periods:

	2017	2016
Audit Fees (1)	$807,589	$409,100
Audit-Related Fees (2)	13,000	27,000
Tax Fees (3)	13,200	12,600
All Other Fees	—	—
Total	$833,789	$448,700

(1)
Audit Fees represent fees billed for professional services rendered by the principal independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, audits of internal controls over financial reporting, or services that are normally provided by such accountant in connection with statutory or regulatory filings or engagements for those fiscal years. These fees are inclusive of audit fees related to the acquisition of Interstate Distributor Co.

(2)	Audit-Related Fees for 2017 and 2016 include fees of $13,000 and $27,000, respectively, associated with the Heartland Express, Inc. of Iowa 401(k) plan for 2017 and 2016 and GTI 401(k) plan for 2016.
(3)	Tax Fees represent fees paid for professional services rendered by the principal independent accountant for tax compliance, tax advice, and tax planning.

Audit Committee Pre-Approval Policy

The Audit Committee approved all audit and non-audit services that KPMG LLP was engaged to perform in advance of such engagement. There were no other specific policies or procedures relating to the pre-approval of services performed by KPMG LLP. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01, paragraph (c)(7)(i)(C), of Regulation S-X during the fiscal year ended December 31, 2017.

Audit Committee Review

The Audit Committee has reviewed the services rendered by KPMG LLP during 2017 and has determined that the services rendered were compatible with maintaining the independence of KPMG LLP as our independent registered public accounting firm.

Change in Auditor

On March 7, 2018, the Audit Committee approved the dismissal of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm effective immediately. KPMG was formally notified by the Company on March 8, 2018.
KPMG served as the Company’s independent registered public accounting firm since 2002.
The audit reports of KPMG on the Company's consolidated financial statements as of and for the years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report as of December 31, 2017 indicates that the Company did not maintain effective internal control over financial reporting, because of the effect of material weaknesses involving ineffective a) communication of objectives related to internal control, and b) development and documentation of internal controls impacting financial statement accounts and general controls over technology pertaining to user access and segregation of duties; and ineffective assessment of changes that impact internal control, which contributed to ineffective controls over the allocation of the purchase price for Interstate Distributor Co. to the assets acquired and liabilities assumed.
During the Company's two most recent fiscal years ended December 31, 2017 and December 31, 2016, and the interim period through March 8, 2018, there were no (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports; and (2) events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses as described above.
On March 12, 2018, the Audit Committee engaged Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

During the fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through March 12, 2018 (the date of the engagement of Grant Thornton LLP), neither the Company nor anyone acting on its behalf has consulted with Grant Thornton LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Audit Committee Report for Fiscal 2017

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee's actions are governed by a written charter, which has been adopted by the Board of Directors. All of the members of the Audit Committee are independent as defined by Rule 5605(a)(2) of NASDAQ's listing standards, and also meet the additional independence and other requirements for audit committee membership under Rule 5605(c)(2) of those standards. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. Rather, the Company’s management has primary responsibility for our financial statements and the overall reporting process, including maintenance of our system of internal controls. In its capacity as the Company's independent registered public accounting firm, KPMG LLP is responsible for conducting an independent audit of our financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing reports thereon.

In performing its duties, the Audit Committee has discussed the Company's financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and KPMG LLP and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and KPMG LLP. For the fiscal year ended December 31, 2017, the Audit Committee (i) reviewed and discussed the audited financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and KPMG LLP; (ii) reviewed with KPMG LLP its judgment as to the quality and appropriateness of the Company’s accounting principles and the adequacy of our financial statement disclosures, (iii) discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees issued by the PCAOB, (iv) received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, (v) considered the compatibility of non-audit services with KPMG LLP's independence, and (vi) discussed with KPMG LLP its independence. During 2017 the Audit Committee also: (i) reviewed with management our major financial risk exposures and steps management had taken to monitor and control such exposure, (ii) reviewed the effectiveness of our systems for monitoring compliance with laws, regulations and our business conduct policies, (iii) reviewed in advance all transactions entered into with related parties which would require disclosure under Item 404 of Regulation S-K, and (iv) reviewed and reassessed the adequacy of the Audit Committee's charter.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

By the Members of the Audit Committee:
James G. Pratt, Chairman
Dr. Benjamin J. Allen
Dr. Tahira K. Hira

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. We urge stockholders to read the "Compensation Discussion and Analysis" of this Proxy Statement for more information on our executive compensation policies and procedures. The Board has previously approved the 2017 compensation.
The following resolution is submitted for stockholder approval:

"RESOLVED, that the stockholders approve, in an advisory, non-binding vote, the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion."

Approval of this resolution requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal at the Annual Meeting. In tabulating this vote, abstentions will be disregarded and have no effect on the outcome of the vote. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE NON-BINDING APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSALS BY STOCKHOLDERS

Stockholder proposals intended to be presented at the 2019 Annual Meeting must be received on or before November 30, 2018, to be eligible for inclusion in the proxy materials relating to the meeting. If, however, the date of the 2019 Annual Meeting is more than thirty days before or after May 10, 2019, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2019 Annual Meeting shall be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.
We must receive in writing any stockholder proposals intended to be considered at its 2019 Annual Meeting, but not included in the proxy materials relating to the meeting, by February 13, 2019. Any such proposal received after February 13, 2019 is untimely. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying the 2019 proxy statement will have discretionary authority to vote on any stockholder proposal that is considered at the 2019 Annual Meeting, but not received on or prior to the deadline described above.
Proposals must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations, and our Bylaws, committee charters, and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. All stockholder proposals should be sent via certified mail, return receipt requested, and addressed to Christopher A. Strain, Secretary, Heartland Express, Inc., 901 North Kansas Avenue, North Liberty, Iowa 52317.

OTHER MATTERS

The Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

By order of the Board of Directors
/s/ Michael J. Gerdin
Michael J. Gerdin
Chairman of the Board
March 30, 2018
North Liberty, Iowa

HEARTLAND EXPRESS, INC.
901 N KANSAS AVENUE
NORTH LIBERTY, Iowa 52317-4726
Attn: Christopher A. Strain

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 M. Gerdin 02 L. Gordon 03 B. Allen 04 B. Neville 05 J. Pratt
06 T. Hira 07 M. Sullivan

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Ratification of the appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm of the Company for 2018.	☐	☐	☐
3 Advisory vote on named executive officer compensation.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appear(s) on this Proxy. Joint owners should each sign personally. Corporation Proxies should be signed by an authorized officer. When signing as executors, administrators, trustees, etc., give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com.

HEARTLAND EXPRESS, INC.

Annual Meeting of Stockholders
May 10, 2018 8:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints M. Gerdin and J. Pratt as Proxies, each with the power to appoint his substitution, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Heartland Express, Inc. held of record by the undersigned on March 12, 2018 at the annual meeting of stockholders to be held at 8:00 AM, CDT on May 10, 2018 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no Direction is made, this Proxy will be Voted FOR the nominees set forth in proposal 1, FOR proposal 2, and FOR proposal 3.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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